UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

FORESTAR GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	26-1336998
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746-5149
(Address of Principal Executive Offices)

(512) 434-3888
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange On Which Each Class is to be Registered
Common Stock, $1.00 par value per share	New York Stock Exchange

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 supplements and amends the information set forth in the Registration Statement on Form 10  filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2007, as amended by Amendment No. 1 filed with the SEC on September 26, 2007, Amendment No. 2 filed with the SEC on October 24, 2007, Amendment No. 3 filed with the SEC on November 13, 2007, Amendment No. 4 filed with the SEC on November 29, 2007 and Amendment No. 5 filed with the SEC on December 10, 2007 by Forestar Group Inc. (the “Company”).

Item 11.    Description of Registrant’s Securities Registered

On March 13, 2015, the Company entered into an Amendment and Termination of Rights Agreement (the “Amendment”) to the  Rights Agreement (the “Rights Agreement”), dated as of December 11, 2007, between the Company and Computershare Trust Company, N.A.  The Amendment accelerates the expiration date of the Rights Agreement from December 11, 2017 to March 13, 2015, such that, as of 5:00 p.m. New York City time on March 13, 2015, the Series A Junior Participating Preferred Stock purchase rights (the “Rights”) will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect

The foregoing is a summary of the terms of the Amendment.  The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 13, 2015

FORESTAR GROUP INC.

By:	/s/ David M. Grimm
Name:	David M. Grimm
Title:	Chief Administrative Officer

Exhibit Index

3.1

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, dated December 11, 2007 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Company with the SEC on December 11, 2007)

4.1

Rights Agreement, dated as of December 11, 2007, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 11, 2007)

4.2

Amendment and Termination of Rights Agreement, dated as of March 13, 2015, by and between the Company and Computershare Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 13, 2015)